THIRTEENTH AMENDMENT AGREEMENT

THIS THIRTEENTH AMENDMENT AGREEMENT (this "Agreement") is entered into as of April 5, 2004 between AURA SYSTEMS, INC., a Delaware corporation (the "Company"), and KOYAH LEVERAGE PARTNERS, L.P. ("Koyah Leverage") and KOYAH PARTNERS, L.P. ("Koyah"), each a Delaware limited partnership (collectively, the "Lenders").

WHEREAS, in connection with loans to the Company by the Lenders, the Company and the Lenders entered into an Agreement dated as of July 24, 2003 (as subsequently amended, the "Agreement"), the Company executed in favor of the Lenders four Convertible Promissory Notes dated July 24, 2003 (as subsequently amended, collectively, the "Notes"), and the Company executed in favor of Koyah Leverage Partners, L.P. (as collateral agent for the Lenders) a Security Agreement dated as of July 24, 2003 (as subsequently amended, the "Security Agreement");

WHEREAS, the Company and the Lenders also entered into an Amendment and Waiver Agreement dated as of August 6, 2003 (the "Amendment");

WHEREAS, the Lenders have made certain additional optional advances to the Company under (i) the Note in favor of Koyah Leverage in the maximum principal amount of Eight Hundred Thousand Dollars ($800,000) and (ii) the Note in favor of Koyah in the maximum principal amount of Two Hundred Thousand Dollars ($200,000) (collectively, the "Optional Advance Notes");

WHEREAS, the Company and the Lenders also entered into an Additional Advance Agreement dated as of August 18, 2003 (the "Additional Advance Agreement") and the Company executed in favor of Koyah Leverage (as collateral agent for the Lenders) a Stock Pledge Agreement dated as of August 18, 2003 (the "Stock Pledge Agreement");

WHEREAS, in connection with the Additional Advance Agreement, the Lenders have made certain further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into an Amendment Agreement dated as of August 21, 2003 (the "First Amendment Agreement");

WHEREAS, in connection with the First Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into a Second Amendment Agreement dated as of September 18, 2003 (the "Second Amendment Agreement");

WHEREAS, in connection with the Second Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into a Third Amendment Agreement dated as of September 30, 2003 (the "Third Amendment Agreement");

WHEREAS, in connection with the Third Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into a Fourth Amendment Agreement dated as of October 16, 2003 (the "Fourth Amendment Agreement");

WHEREAS, in connection with the Fourth Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into a Fifth Amendment Agreement dated as of October 27, 2003 (the "Fifth Amendment Agreement");

WHEREAS, in connection with the Fifth Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and the Lenders also entered into a Sixth Amendment Agreement dated as of November 11, 2003 (the "Sixth Amendment Agreement");

WHEREAS, in connection with the Sixth Amendment Agreement, the Lenders have made further additional optional advances to the Company;

WHEREAS, the Company and the Lenders also entered into a Seventh Amendment Agreement dated as of November 25, 2003 (the "Seventh Amendment Agreement");

WHEREAS, in connection with the Seventh Amendment Agreement, the Lenders have made further additional optional advances to the Company;

WHEREAS, the Company and the Lenders also entered into a Eighth Amendment Agreement dated as of December 19, 2003 (the "Eighth Amendment Agreement");

WHEREAS, in connection with the Eighth Amendment Agreement, the Lenders have made further additional optional advances to the Company and extended the maturity dates of the Notes to March 31, 2004;

WHEREAS, the Company and the Lenders also entered into a Ninth Amendment Agreement dated as of January 8, 2004 (the "Ninth Amendment Agreement");

WHEREAS, in connection with the Ninth Amendment Agreement, the Lenders have made further additional optional advances to the Company;

WHEREAS, the Company and the Lenders also entered into a Security Agreement Amendment dated as of January 15, 2004 (the "Security Agreement Amendment");

WHEREAS, in connection with advances to the Company made by Edgar Appleby ("Appleby") and Prudent Bear Fund, Inc. ("Prudent Bear"), the Lenders, Appleby and Prudent Bear entered into an Intercreditor Agreement dated as of January 19, 2004 (the "Intercreditor Agreement") to which the Company was an additional party for purposes of acknowledging the intercreditor arrangements contained therein and agreeing to the obligations of the Company contained therein;

WHEREAS, the Company and the Lenders also entered into a Tenth Amendment Agreement dated as of March 10, 2004 (the "Tenth Amendment Agreement");

WHEREAS, in connection with the Tenth Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and the Lenders also entered into an Eleventh Amendment Agreement dated as of March 11, 2004 (the "Eleventh Amendment Agreement");

WHEREAS, in connection with the Eleventh Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and the Lenders also entered into an Twelfth Amendment Agreement dated as of March 18, 2004 (the "Twelfth Amendment Agreement");

WHEREAS, in connection with the Twelfth Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Lenders and the Company originally contemplated that prior to the original initial maturity date of the Notes of October 24, 2003 or at least the original outside maturity date of the Notes of January 24, 2004, the obligations of the Company to the Lenders under the Notes and the other Transaction Documents (as defined below) would be satisfied through completion of a debt or equity financing, which the Lenders had rights to convert into, at a twenty percent (20%) discount as set forth in the Notes, and that additional optional advances to the Company by the Lenders would not be required;

WHEREAS, in order to help preserve the Lenders' conversion rights and the contemplated economic benefit of the conversion discount, the Notes (i) originally prohibited prepayment and (ii) were subsequently amended by the Amendment to allow prepayment, but conditioned upon payment of a fee equal to twenty percent (20%) of the outstanding principal balance of the Notes;

WHEREAS, the Company failed to complete such debt or equity financing by either such original initial or outside maturity date;

WHEREAS, as a result of the Company's inability to complete such debt or equity financing by such original initial or outside maturity date, the Company needed several rounds of additional financing before such original initial or outside maturity date in order to continue operations, which the Lenders provided at the request of the Company as referenced above;

WHEREAS, the Company also requested an extension of the maturity date of the Notes, which the Lenders granted as referenced above;

WHEREAS, the Lenders and the Company still contemplated that prior to the extended maturity date of the Notes of March 31, 2004, the obligations of the Company under the Notes and the other Transaction Documents would be satisfied through completion of a debt or equity financing, which the Lenders had rights to convert into at the same discount;

WHEREAS, the Company again failed to complete such debt or equity financing by the extended maturity date and is in default under the Notes;

WHEREAS, as a result of the Company's inability to complete such debt or equity financing by such extended maturity date, the Company needed several more rounds of additional financing before such extended maturity date in order to continue operations, which the Lenders provided in part and facilitated as to the remainder (through the collateral sharing and other intercreditor arrangements of the Intercreditor Agreement which were conditions of Appleby and Prudent Bear for making their advances), at the request of the Company as referenced above;

WHEREAS, in connection with a recent failed attempt of the Company to obtain such debt or equity financing, the Company, the Lenders, Appleby and Prudent Bear entered into a Note Repayment and Waiver Agreement dated as of March 30, 2004 (the "Note Repayment and Waiver Agreement");

WHEREAS, the Company failed to make certain payments to the Lenders, Appleby and Prudent Bear required under the Note Repayment and Waiver Agreement by March 31, 2004 (as extended to April 1, 2004) and is in default under the Note Repayment and Waiver Agreement;

WHEREAS, the obligations of the Lenders, Appleby and Prudent Bear under the Note Repayment and Waiver Agreement were only agreed to by them in order to bring an immediate resolution of the situation and were specifically conditioned upon receipt of such payments by such date;

WHEREAS, the obligations of the Lenders, Appleby and Prudent Bear (but not the Company) under the Note Repayment and Waiver Agreement have therefore terminated and ceased to be of any further force or effect;

WHEREAS, the Lenders have ended up (i) making substantial additional advances to the Company that were not originally contemplated, (ii) total advances far in excess of the maximum amount of advances originally contemplated and (iii) as a result of extensions of the maturity date, advances for a substantially longer term than originally contemplated, all in periods of increasing uncertainty about the Company;

WHEREAS, as a result thereof, the Lenders have been subjected to increased risk and exposure;

WHEREAS, the Company has now requested a further extension of the maturity date of the Notes to April 30, 2004;

WHEREAS, in addition to the Notes, the Company has significant other obligations coming due in the immediate future;

WHEREAS, the Company has no definite commitment at this time for (i) completing additional financing of a sufficient size and within a sufficient time to meet all of such other immediate obligations or (ii) completing a debt or equity financing of a larger size in the immediate future to effect payment or conversion of the Notes;

WHEREAS, in order to continue operations while negotiations proceed on such larger debt or equity financing, the Company has also now requested that the Lenders make still further additional optional advances under the Optional Advance Notes on or around the date hereof (i) in the aggregate principal amount of approximately Two Hundred Thousand Dollars ($200,000), in the form of direct advances to the Company and (ii) in an additional amount in the form of direct payment by the Lenders of certain costs and expenses of the Lenders payable by the Company;

WHEREAS, such further additional optional advances under the Optional Advances Notes on or around the date hereof would make the aggregate principal amounts advanced under the Optional Advance Notes exceed the maximum principal amount of the Optional Advance Notes;

WHEREAS, the maximum principal amount of the Optional Advance Notes also needs to be increased to cover direct payment by the Lenders of certain additional costs and expenses of the Lenders payable by the Company;

WHEREAS, the Lenders would not have made any original advances or additional advances to the Company without the contemplated economic benefit represented in the conversion discount and the prepayment provisions of the Notes;

WHEREAS, the Lenders are willing to further extend the maturity date of the Notes and make such additional optional advances to the Company on or around the date hereof, on the condition that the Notes are amended to preserve the Lenders' originally contemplated economic benefit represented in the conversion discount and the prepayment provisions of the Notes, in the event of any satisfaction of the Company's obligations to the Lenders, whether by debt or equity financing into which the Lenders convert or by payment, and whether before, at or after the maturity date of the Notes, as so further extended; and

WHEREAS, the parties are entering into this Agreement to further extend the maturity date of the Notes to April 30, 2004, to increase the maximum principal amount of the Optional Advance Notes, to provide for additional and revised terms to preserve the Lender's originally contemplated economic benefit represented in the conversion and prepayment provisions of the Notes, and to provide for related matters, all on the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

    Further Extension of Maturity Dates. The Maturity Date (as defined in the Notes) set forth in Section 1 of each of the Notes hereby is further amended and extended to April 30, 2004.

    Payment Terms. Section 3 of each of the Notes, entitled "Prepayment," hereby is deleted in its entirety and replaced with the following:

    3. Payment Terms. This Note may be prepaid in whole, but not in part, at any time upon ten (10) business days prior written notice. In order to protect the economic benefit to Lender represented by the conversion provisions set forth in Section 9 of this Note, upon any payment of this Note, whether before, at, or after the Maturity Date, Borrower shall pay Lender a fee equal to fifteen percent (15%) of the outstanding principal balance of this Note. Such fee is intended as compensation to Lender for the loss of its conversion rights in any event where either (i) there is no debt or equity financing completed for Lender to convert into under Section 9 of this Note for any reason whatsoever or (ii) there is a debt or equity financing completed which Lender does not convert into, in whole or in part, under Section 9 of this Note for any reason whatsoever. Such fee (x) has been set at a lower rate than the conversion discount set forth in Section 9 of this Note and (y) unlike such conversion discount, only applies to the outstanding principal balance of this Note but not additional amounts for any accrued interest, fees or other amounts payable under this Note, in recognition of the lower economic risk to Lender posed by payment as compared to conversion. The parties acknowledge and agree that the economic loss to be suffered by Lender upon the loss of its conversion rights is difficult to determine and that the parties have set such fee as a reasonable estimate of the amount that they believe reasonably estimates such loss.

    Conversion Rights. Section 9 of each of the Notes, entitled "Conversion of Note," hereby is deleted in its entirety and replaced with the following:

    9. Conversion of Note. In the event Borrower completes any debt or equity financing(s) after the date hereof in an amount, individually or in the aggregate, of at least Two Million Dollars ($2,000,000), then at the option of Lender, the outstanding principal balance of this Note and all accrued interest, fees (other than the fee set forth in Section 3 of this Note) or other amounts payable under this Note, at any time prior to acceptance by Lender of payment thereof instead of conversion as provided below, may be converted, in whole or in part, into the debt or equity securities or instruments issued in any such financing(s) on the best terms offered to any lender or investor in such financing(s), but with a twenty percent (20%) discount in price from such best terms. In the event Borrower completes more than one debt or equity financing after the date hereof which, individually or in the aggregate, are of at least such amount, then such right of conversion shall apply to each such financing.

    Borrower shall give Lender ten (10) business days prior written notice of each such financing, including the terms and conditions thereof. Upon any tender of payment of this Note by Borrower, Lender shall have five (5) business days thereafter to elect either acceptance of such payment instead of conversion or exercise of its conversion right, in whole or in part. In the event Lender fails to make such election within by such date, Lender shall be deemed to have elected acceptance of payment instead of conversion, provided that the payment tendered is the full amount owing under this Note (including without limitation the fee set forth in Section 3 of this Note). If Lender does so elect conversion of this Note, in whole or in part, Lender shall refund to Borrower the fee set forth in Section 3 of this Note which was included in such tendered payment. Any exercise of such conversion right shall be at the option of Lender, in its sole discretion. Lender may exercise such conversion right by providing written notice of exercise to Borrower, together with delivery of this Note to the Company for surrender. In the event of any stock splits, stock dividends, recapitalizations or similar events after the date of such financing but prior to the date of conversion, then the number and kind of debt or equity securities issuable upon conversion shall be appropriately adjusted. Such conversion shall be effective immediately upon giving such notice and as of such date Lender shall be treated for all purposes as the holder of the debt or equity securities or instruments issuable upon conversion.

    As soon as practicable after such conversion, Borrower, at its expense, shall cause to be issued in the name of and delivered to Lender the debt or equity securities or instruments to which Lender shall be entitled upon such conversion. Upon a partial conversion of this Note, this Note shall be surrendered by Lender and replaced with a new Note of like tenor for the remaining balance of the Note surrendered. The new Note shall be delivered to Lender as soon as practicable after such partial conversion. No fractional shares of stock shall be issued upon such conversion. If upon such conversion a fractional share results, the number of shares to be issued upon conversion shall be rounded upwards or downwards to the nearest whole number.

    Warrants. In order to induce the Lenders to enter into this Agreement and as additional consideration for doing so, the Company shall issue to each Lender, on the date of this Agreement, a warrant (i) in the form of Exhibit A attached hereto and (ii) for a number of shares equal to two (2) shares for each dollar of the outstanding principal balance of such Lender's Note as of March 31, 2004, as set forth below (the "Warrants"):

Lender	Outstanding Principal Balance as of March 31, 2004	No. of Warrant Shares
Koyah Leverage	$4,083,951.17	8,167,902
Koyah	1,020,987.94	2,041,976

  Re-affirmation of Certain Provisions of Note Repayment and Waiver Agreement. The Company hereby re-affirms and re-makes, as of the date hereof, (i) its acknowledgement and agreement contained in Section 2 of the Note Repayment and Waiver Agreement as to the respective amount of principal, interest and legal fees and costs owing to Koyah Leverage and Koyah under the Transaction Documents (as defined below) as of the date of the Note Repayment and Waiver Agreement, as set forth in Schedule A thereto (as corrected for the transposition of the Koyah Leverage and Koyah amounts), and (ii) its full and unconditional release contained in Section 6 of the Note Repayment and Waiver Agreement. For purposes of re-affirming such release, the term "Loan Documents" as used in such release shall be replaced with the term "Transaction Documents" as used herein.

  Without limiting the generality of the foregoing, the Company hereby specifically confirms, acknowledges and agrees that, as of the date hereof, the Company owes all such amounts of principal, interest and legal fees and costs and all of its other obligations under the Transaction Documents in full, without any defense, setoff or reduction of any nature whatsoever (including without limitation any claims released under such re-affirmed release).

  Appleby and Prudent Bear Notes. Promptly after the date hereof, the Company shall offer Appleby and Prudent Bear the opportunity to extend and amend their Convertible Promissory Notes dated January 19, 2004 (the "Appleby and Prudent Bear Notes") on the same terms and conditions as set forth in Sections 1 through 5 above. The Lenders hereby consent under Section 4(g) of the Intercreditor Agreement to such extension and amendment of the Appleby and Prudent Bear Notes.

  Amendment of Maximum Principal Amount of Optional Advance Notes. The maximum principal amount of the Optional Advance Note in favor of Koyah Leverage hereby is amended to be Four Million Dollars ($4,000,000) and the maximum principal amount of the Optional Advance Note in favor of Koyah hereby is amended to be One Million Dollars ($1,000,000).

  Company Acknowledgements. The Company confirms, acknowledges and agrees that (i) the Security Agreement and the Stock Pledge Agreement secure all of the Company's obligations under the Transaction Documents (as defined below) and (ii) any future additional advances to the Company by the Lenders under the Optional Advance Notes, or any other future financing of the Company by the Lenders or their affiliates, are at the option of the Lenders or their affiliates, in their sole discretion.

  The Company further confirms, acknowledges and agrees that: (i) as reflected on the First Amendment Agreement through this Agreement, (a) the Lenders have already made substantial additional advances to the Company that were not originally contemplated, (b) the total amount of advances by the Lenders to date are far in excess of the maximum amount of advances originally contemplated, and (c) as a result of several extensions of the maturity date, the advances are for a substantially longer term than originally contemplated, (ii) the Lenders were under no obligation to make such additional advances or grant such extensions and did so to help the Company in a time of need with its tight financial position, (iii) the Lenders have been very accommodating to the Company in this regard, (iv) the Lenders are under no obligation to make any future additional advances or grant any further extensions, (v) the Company has been aware for some time of the need for the Company to line up alternative financing sources and put in place alternative financing arrangements, (vi) the Company is and was aware that the Lenders do not intend to make any additional advances or grant any further extensions after this Agreement, (vii) accordingly, the Company is aware that it needs to line up alternative financing sources and put in place alternative financing arrangements quickly, and (viii) it is the Company's sole responsibility to line up alternative financing sources and put in place alternative financing arrangements in amounts, on terms and at times necessary to meet its financing needs.

  Further Assurances. If requested by the Lenders, the Company shall promptly execute and deliver amended and restated documents to replace the Notes or any other Transaction Documents (as defined below) and appropriately reflect the amendments of the Notes or any other Transaction Documents which are contained in this Agreement or any other Transaction Documents, as further evidence of the Company's obligations thereunder.

  Re-affirmation and Survival of Representations. The Company hereby re-affirms and re-makes, as of the date hereof, all of the representations and warranties contained in the Agreement, the Notes, the Security Agreement, the Amendment, the Additional Advance Agreement, the First Amendment Agreement, the Stock Pledge Agreement, the Second Amendment Agreement, the Third Amendment Agreement, the Fourth Amendment Agreement, the Fifth Amendment Agreement, the Sixth Amendment Agreement, the Seventh Amendment Agreement, the Eighth Amendment Agreement, the Ninth Amendment Agreement, the Security Agreement Amendment, the Intercreditor Agreement, the Tenth Amendment Agreement, the Eleventh Amendment Agreement, the Twelfth Amendment Agreement and the Note Repayment and Waiver Agreement (collectively, the "Prior Transaction Documents"), as modified by the amendments and waivers set forth in certain of the Transaction Documents. For purposes of this Agreement as well as re-affirming the representations and warranties contained in the Prior Transaction Documents, the term "Transaction Documents" as used herein and therein shall mean the Prior Transaction Documents together with this Agreement and the Warrants. All of such representations and warranties shall survive the closing of the transactions contemplated by the Prior Transaction Documents, this Agreement and the Warrants.

  Such representations and warranties by the Company include, among others, a representation and warranty that the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company's Board of Directors. As a further assurance to the Lenders with respect to such representation and warranty, the Company shall deliver to the Lenders, within five (5) business days after the date hereof, evidence satisfactory to the Lenders in their sole discretion of the authorization by the Company's Board of Directors of the execution, delivery and performance by the Company of this Agreement and the Warrants and the consummation by the Company of the transactions contemplated hereby and thereby. The Company's obligation to deliver such evidence of authorization with respect to this Agreement and the Warrants shall be in addition to the Company's obligation contained in the Eleventh Amendment Agreement and the Twelfth Amendment Agreement to deliver similar evidence of authorization with respect to the other Transaction Documents.

  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lenders in the case of an amendment and only with the written consent of the waiving party in the case of a waiver.

  Entire Agreement. This Agreement, together with the other Transaction Documents, constitute the entire agreement of the parties concerning the subject matter hereof and thereof, all prior discussions, proposals, negotiations and understandings having been merged herein and therein. Except as specifically modified by this Agreement, the other Transaction Documents shall remain unchanged and in full force and effect. The Company hereby re-affirms all of its obligations under the Transaction Documents, as amended hereby.

  Successors. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Lenders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as may be expressly provided in this Agreement.

  Severability. If any part of this Agreement is determined to be illegal or unenforceable, all other parts shall remain in full force and effect.

  Attorneys' Fees. The Company shall pay the reasonable attorneys' fees, costs and disbursements of the Lenders in enforcing any terms of this Agreement, whether or not any action at law or in equity is brought.

  Governing Law. The Agreement shall be governed by and construed and interpreted in accordance with the law of the State of Washington, without regard to that state's conflict of laws principles. All disputes between the parties hereto, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in Spokane, Washington, and the courts to which an appeal therefrom may be taken. All parties hereto waive any objections to the location of the above referenced courts, including but not limited to any objection based on lack of jurisdiction, improper venue or forum non-conveniens. Notwithstanding the foregoing, any party obtaining any order or judgment in any of the above referenced courts may bring an action in a court in another jurisdiction in order to enforce such order or judgment.

  Miscellaneous. Any notice under this Agreement shall be given in writing and shall be addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by written notice to the other party.

  Aura Systems, Inc.
  2335 Alaska Avenue
  El Segundo, CA 90245
  Attn: Neal Meehan

  Fax: 310-643-8719

  Koyah Leverage Partners, L.P.
  c/o ICM Asset Management, Inc.
  601 West Main Avenue, Suite 600
  Spokane WA 99201
  Attn: Robert Law

  Fax: 509-444-4500

  Koyah Partners, L.P.
  c/o ICM Asset Management, Inc.
  601 West Main Avenue, Suite 600
  Spokane WA 99201
  Attn: Robert Law

  Fax: 509-444-4500

  Lenders' Attorney Fees and Expenses in Connection with Transaction Documents and Financing Proposals. The Company shall pay the costs and expenses of legal counsel to the Lenders in connection with (i) the negotiation, execution and delivery of this Agreement, the other Transaction Documents, and any other related agreements with the Lenders as well as the consummation of the transactions contemplated by such agreements, the administration of such agreements and any amendments or waivers of such agreements and (ii) the evaluation, discussion and negotiation by the Lenders, as debt or equity holders of the Company, of any financing or similar proposals or expressions of interest involving the Company which previously have been, currently are or subsequently may be made or advanced by Dean Greenberg, Universal Credit, LLC or any other persons or entities (including the Lenders) and the negotiation, execution and delivery of any related agreements as well as the consummation of the transactions contemplated thereby. The Company shall pay such costs and expenses immediately upon submittal, and the Lenders may apply any retainer held by them or their legal counsel against such costs and expenses. Alternatively, the Lenders may deduct some or all of such costs and expenses from the proceeds of the loans from the Lenders when disbursing such loans and/or pay such costs and expenses directly and then the amounts so paid shall constitute advances made under the Optional Advance Notes to the extent such advances are within the maximum principal amount of the Optional Advance Notes and otherwise shall constitute amounts payable by the Company hereunder and bear interest at the rate set forth herein. Notwithstanding that the Company is paying such costs and expenses, the Company acknowledges and agrees that such legal counsel is representing only the Lenders, and not the Company.

[Remainder of Page Intentionally Left Blank]

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

AURA SYSTEMS, INC. By: Name: Title:
KOYAH LEVERAGE PARTNERS, L.P. By: Koyah Ventures LLC, its general partner By: Name: Title: _____________________________________
KOYAH PARTNERS, L.P. By: Koyah Ventures LLC, its general partner By: ______________________________________ Name: ______________________________________ Title: ______________________________________

[Signature page to Thirteenth Amendment Agreement]

I:\Spodocs\28601\00016\agree\00172878.DOC

EXHIBIT A
TO
THIRTEENTH AMENDMENT AGREEMENT

Form of Warrant

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Warrant To Purchase Common Stock

Of

Aura Systems, Inc.

April 5, 2004

No. W-__

This certifies that ____________________ (the "Holder") is entitled, subject to the terms and conditions of this Warrant, to purchase from AURA SYSTEMS, INC., a Delaware corporation (the "Company"), all or any part of an aggregate of _________ shares of the Company's authorized and unissued Common Stock, par value $.005 (the "Warrant Stock"), at the Warrant Price (as defined herein), upon surrender of this Warrant at the principal offices of the Company, together with a duly executed subscription form in the form attached hereto as Exhibit 1 and simultaneous payment of the Warrant Price for each share of Warrant Stock so purchased in lawful money of the United States, unless exercised in accordance with the provisions of Section 2.5 of this Warrant. The Holder may exercise the Warrant at any time after the date of this Warrant and prior to the earlier of (i) any conversion, in whole or in part, by the Holder under Section 9 of the Convertible Promissory Note dated as of July 24, 2003, as amended, made by the Company in favor of the Holder and (ii) the seventh anniversary of the date hereof (the "Expiration Date").

This Warrant is issued pursuant to the Thirteenth Amendment Agreement dated as of April 5, 2004 (the "Thirteenth Amendment Agreement"), by and among the Company and the Lenders named therein.

    Definitions. The following definitions shall apply for purposes of this Warrant:

      "Acquisition" means any consolidation, merger or reorganization of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent of the Company's voting power is transferred, excluding any consolidation, merger or reorganization effected exclusively to change the domicile of the Company.

      "Asset Transfer" means a sale, lease or other disposition of all or substantially all of the assets of the Company.

      "Company" means the "Company" as defined above and includes any corporation or other entity that succeeds to or assumes the obligations of the Company under this Warrant.

      "Common Stock" means the Common Stock, par value $.005, of the Company.

      "Fair Market Value" of a share of Warrant Stock means (i) if the Common Stock is traded on a securities exchange, the average of the closing price on each trading day over the ten consecutive trading day period ending three trading days before the day the Fair Market Value of the securities is being determined, (ii) if the Common Stock is actively traded over-the counter, the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) on each trading day over the ten consecutive trading day period ending three trading days before the day the Fair Market Value of the securities is being determined, or (iii) if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, then the Fair Market Value determined by the Company's Board of Directors in good faith.

      "Holder" means the "Holder" as defined above and includes any transferee who shall at the time be the registered holder of this Warrant.

      "Warrant" means this Warrant and any warrant(s) delivered in substitution or exchange therefore, as provided herein.

      "Warrant Price" means $0.024 per share of Warrant Stock. The Warrant Price is subject to adjustment as provided herein.

      "Warrant Stock" means the Common Stock. The number and character of shares of Warrant Stock are subject to adjustment as provided herein and the term "Warrant Stock" shall include stock and other securities and property at any time receivable or issuable upon exercise of this Warrant in accordance with its terms.

    Exercise.

      Method of Exercise. Subject to the terms and conditions of this Warrant, the Holder may exercise the purchase rights represented by this Warrant in whole or in part, at any time or from time to time, on or after the date hereof and before the Expiration Date, by surrendering this Warrant at the principal offices of the Company, with the subscription form attached hereto duly executed by the Holder, and payment of an amount equal to the product obtained by multiplying (i) the number of shares of Warrant Stock so purchased by (ii) the Warrant Price, as specified in Section 2.2 below.

      Form of Payment. Except as provided in Section 2.5, payment may be made by (i) a check payable to the Company's order, (ii) wire transfer of funds to the Company, (iii) cancellation of indebtedness of the Company to the Holder, or (iv) any combination of the foregoing.

      Partial Exercise. Upon a partial exercise of this Warrant, this Warrant shall be surrendered by the Holder and replaced with a new Warrant or Warrants of like tenor for the balance of the shares of Warrant Stock purchasable under the Warrant surrendered upon such purchase. The Warrant or Warrants will be delivered to the Holder thereof within a reasonable time.

      No Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant. If upon any exercise of this Warrant a fraction of a share results, such fraction shall be rounded upwards or downwards to the nearest whole number.

      Net Exercise Election. The Holder may elect to convert all or a portion of this Warrant, without the payment by the Holder of any additional consideration, by the surrender of this Warrant or such portion to the Company, with the net exercise election selected in the subscription form attached hereto duly executed by the Holder, into the number of shares of Warrant Stock that is obtained under the following formula:

      X = Y (A-B)

      A

      where X = the number of shares of Warrant Stock to be issued to the Holder pursuant to this Section 2.5.

      Y = the number of shares of Warrant Stock purchasable under this Warrant, or if only a portion of the Warrant is being exercised, the number of shares of Warrant Stock represented by the portion of the Warrant being exercised.

      A = the Fair Market Value of one share of Warrant Stock at the time the net exercise election is made pursuant to this Section 2.5.

      B = the Warrant Price.

      Condition of Exercise. As a condition to any exercise of this Warrant, the Holder shall represent and warrant as to its status as an "accredited investor" under the Securities Act of 1933, as amended (the "Act"), by delivering the subscription form attached hereto (together with the appendix attached thereto).

    Issuance of Stock. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As soon as practicable, but in any event no later than three days after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of whole shares of Warrant Stock issuable upon such exercise. The Company covenants and agrees that all shares of Warrant Stock that are issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder, free of all taxes, liens and charges with respect to the issue thereof and free and clear of any restrictions on transfer (other than under the Act and state securities laws).

    Adjustment Provisions. The number and character of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities or property at the time receivable or issuable upon exercise of this Warrant) and the Warrant Price for the Common Stock are subject to adjustment upon the occurrence of the following events between the date this Warrant is issued and the date it is exercised:

      Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. The Warrant Price of this Warrant and the number of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall each be appropriately and proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of Warrant Stock (or such other stock or securities).

      Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable with respect to the Warrant Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 4.1), or (b) assets (other than cash dividends paid or payable solely out of retained earnings), then, and in each such case, the Holder, upon exercise of this Warrant at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Warrant Stock issuable upon such exercise prior to such date, the securities or such other assets of the Company to which the Holder would have been entitled upon such date if the Holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant).

      Adjustment for Reorganization, Consolidation, Merger. In case of any reorganization of the Company (or of any other corporation or entity, the stock or other securities of which are at the time receivable on the exercise of this Warrant), after the date of this Warrant, or in case, after such date, the Company (or any such corporation or entity) shall consolidate with or merge into another corporation or entity or convey all or substantially all of its assets to another corporation or entity, then, and in each such case, the Holder, upon the exercise of this Warrant (as provided in Section 2), at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such reorganization, consolidation, merger or conveyance if the Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Warrant, and the successor or purchasing corporation or entity in such reorganization, consolidation, merger or conveyance (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation's or entity's obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such reorganization, consolidation, merger or conveyance.

      Notice of Certain Events and Adjustments. The Company shall give thirty days prior written notice of the record date fixed for any Acquisition, Asset Transfer or event referred to in Section 4.2 or 4.3. The Company shall promptly give written notice of each adjustment or readjustment of the Warrant Price or the number of shares of Warrant Stock or other securities issuable upon exercise of this Warrant. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

      No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or in the number of shares of Warrant Stock issuable upon its exercise.

    No Rights or Liabilities as Stockholder. This Warrant does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of affirmative action by the Holder to purchase Warrant Stock by exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

    Attorneys' Fees. The Company shall pay the reasonable attorneys' fees, costs and disbursements of the Holder in enforcing any terms of this Warrant, whether or not any action at law or in equity is brought.

    Transfer. This Warrant may be transferred or assigned by the Holder hereof in whole or in part, if, on the Company's reasonable request, the Holder provides an opinion of counsel reasonably satisfactory to the Company that such transfer does not require registration under the Act and the applicable state securities law, except that this Warrant may be transferred by a Holder which is a partnership or limited liability company to a partner, former partner, member, former member or other affiliate of such partnership or limited liability company, as the case may be, if (a) the transferee agrees in writing to be subject to the terms of this Warrant and (b) the Holder delivers notice of such transfer to the Company. The rights and obligations of the Company and the Holder under this Warrant shall be binding upon and inure to the benefit of their respective permitted successors, assigns, heirs, administrators and transferees.

    Loss or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership and the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

    Reservation of Warrant Stock. If at any time the number of authorized but unissued shares of the Warrant Stock shall not be sufficient to effect the exercise of this Warrant, the Company shall take all such corporate action as may be necessary to increase its authorized but unissued shares of the Warrant Stock to such number of shares of the Warrant Stock as shall be sufficient for such purpose. The parties acknowledge that the Company currently does not have any authorized but unissued shares of the Warrant Stock available for issuance and the Company hereby agrees to use its best efforts to take action to call a shareholder meeting and increase its authorized but unissued Warrant Stock as soon as practicable.

    Governing Law. This Warrant shall be governed by and construed and interpreted in accordance with the laws of the State of Washington, without giving effect to its conflicts of law principles. All disputes between the parties hereto arising out of or in connection with this Warrant or the Warrant Stock, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in Spokane, Washington, and the courts to which an appeal therefrom may be taken. All parties hereto waive any objections to the location of the above-referenced courts, including but not limited to any objection based on lack of jurisdiction, improper venue or forum non conveniens. Notwithstanding the foregoing, any party obtaining an order or judgment in any of the above-referenced courts may bring an action in a court in another jurisdiction in order to enforce such order or judgment.

    Headings. The headings and captions used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

    Notices. Any request, consent, notice or other communication required or permitted under this Warrant shall be in writing and shall be deemed duly given and received when delivered personally or transmitted by facsimile, one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three business days after being deposited as first class mail with the United States Postal Service, all charges or postage prepaid, and properly addressed to the party to receive the same at the address for such party indicated in the Thirteenth Amendment Agreement or at such other address as such party may have designated by advance written notice to the other party.

    Amendment; Waiver. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder in the case of an amendment and only with the written consent of the waiving party in the case of a waiver.

    Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

    Terms Binding. By acceptance of this Warrant, the Holder accepts and agrees to be bound by all the terms and conditions of this Warrant.

    Valid Issuance; Taxes. All shares of Warrant Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable, and the Company shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof. The Company shall not be required to pay any transfer tax or other similar charge imposed in connection with any transfer involved in the issuance of any certificate for shares of Warrant Stock in any name other than that of the Holder of this Warrant.

    Registration Rights. All shares of Warrant Stock issuable upon exercise of this Warrant shall be deemed to be "Registrable Securities" or such other definition of securities entitled to registration rights pursuant to the Registration Rights Agreement dated as of May 16, 2001 among the Company and the Investors named therein, as amended (the "First Registration Rights Agreement"), and the Registration Rights Agreement dated as of May 9, 2002 among the Company and the Investors named therein, as amended (the "Second Registration Rights Agreement"), and shall be entitled, subject to the terms and conditions of the First Registration Rights Agreement or the Second Registration Rights Agreement, as applicable, to all registration rights granted to holders of Registrable Securities thereunder.

    No Impairment. The Company will not, by amendment of its Certificate of Incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of Warrant Stock issuable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Warrant Stock upon exercise of this Warrant.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the date and year first set forth above.

AURA SYSTEMS, INC. By: Name: ______________________________ Title: _______________________________

[Signature Page to Warrant]

Exhibit 1

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To: Aura Systems, Inc.

(1) Check the box that applies and the provide the necessary information:

☐ Cash Payment Election. The undersigned Holder hereby elects to purchase shares of Common Stock of Aura Systems, Inc. (the "Warrant Stock"), pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

☐ Net Exercise Election. The undersigned Holder elects to convert the Warrant into shares of Warrant Stock by net exercise election pursuant to Section 2.5 of the Warrant. This conversion is exercised with respect to __________ shares of Common Stock of Aura Systems, Inc. (the "Warrant Stock") covered by the Warrant.

(2) In exercising the Warrant, the undersigned Holder hereby makes the representations and warranties set forth on Appendix A hereto as of the date hereof.

(3) Please issue a certificate or certificates representing such shares of Warrant Stock in the name or names specified below:

(Name) (Name)

(Signature) (Signature)

(Address) (Address)

(City, State, Zip Code) (City, State, Zip Code)

(Federal Tax Identification Number) (Federal Tax Identification Number)

(Date) (Date)

Appendix A

INVESTMENT REPRESENTATION

The undersigned, _____________________ (the "Holder"), intends to acquire shares of Common Stock (the "Common Stock") of Aura Systems, Inc. (the "Company") from the Company pursuant to the exercise or conversion of a Warrant to purchase Common Stock held by the Holder. The Common Stock will be issued to the Holder in a transaction not involving a public offering and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws. In connection with such purchase and in order to comply with the exemptions from registration relied upon by the Company, the Holder represents, warrants and agrees as follows:

(a) The Holder is acquiring the Common Stock for its own account, to hold for investment, and the Holder shall not make any sale, transfer or other disposition of the Common Stock in violation of the Securities Act or the General Rules and Regulations promulgated thereunder by the Securities and Exchange Commission or in violation of any applicable state securities law. The Holder is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(b) The Holder has been advised that the Common Stock has not been registered under the Securities Act or state securities laws on the ground that this transaction is exempt from registration, and that reliance by the Company on such exemptions is predicated in part on the Holder's representations set forth herein.

(c) The Holder has been informed that under the Securities Act, the Common Stock must be held indefinitely unless it is subsequently registered under the Securities Act or unless an exemption from such registration (such as Rule 144) is available with respect to any proposed transfer or disposition by the Holder of the Common Stock. The Holder further agrees that the Company may refuse to permit the Holder to sell, transfer or dispose of the Common Stock (except as permitted under Rule 144) unless there is in effect a registration statement under the Securities Act and any applicable state securities laws covering such transfer, or unless the Holder furnishes an opinion of counsel reasonably satisfactory to counsel for the Company to the effect that such registration is not required.

The Holder also understands and agrees that there will be placed on the certificate(s) for the Common Stock or any substitutions therefore, a legend stating in substance:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. These shares have been acquired for investment purposes and may not be sold or otherwise transferred in the absence of an effective registration statement for these shares under the Securities Act and applicable state securities laws or an opinion of counsel satisfactory to the Company that registration is not required and that an applicable exemption is available."

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Thirteenth Amendment Agreement